CODE OF ETHICS AND BUSINESS CONDUCT

FOR OFFICERS, DIRECTORS AND EMPLOYEES OF

IX ENERGY HOLDINGS, INC.

1.	INTRODUCTION

The purpose of this Code of Ethics and Business Conduct (this “Code”) is to describe standards of ethical conduct expected of directors, officers and employees (the “Covered Persons”) of IX Energy Holdings, Inc. (“IX Energy”) and its subsidiaries (collectively, the “Company”).  All Covered Persons will be required to attest annually to their awareness and acceptance of the provisions of the Code and to affirm their compliance with such provisions.

The Company has formulated this Code to help to ensure that Covered Persons act in accordance with applicable laws and observe the highest ethical standards in their business dealings, and believes it is fundamental to the reputation and continuing success of the Company that Covered Persons adhere to the rules and procedures set forth in this Code.

While this Code is intended to provide guidelines for ethical and professional conduct, ultimately, Covered Persons must exercise good judgment and common sense in interpreting and applying these procedures in any given situation.  In cases of doubt, Covered Persons should consult with the Chairman of the Board of Directors of the Company (the “Board”).

2.	TREAT IN AN ETHICAL MANNER THOSE TO WHOM THE COMPANY HAS AN OBLIGATION

The Company and all Covered Persons are committed to honesty, just management, fairness, providing a safe and healthy environment free from the fear of retribution, and respecting the dignity due everyone.  For the communities in which we live and work we are committed to act as concerned and responsible neighbors, reflecting all aspects of good citizenship.  For our stockholders we are committed to pursuing sound growth and earnings objectives and to exercising prudence in the use of our assets and resources.  For our suppliers and partners we are committed to fair competition and the sense of responsibility required of a good customer and teammate.

3.	PROMOTE A POSITIVE WORK ENVIRONMENT

The Company is committed to the recruitment, training, development and retention of competent staff.  All employment decisions, including selection for employment, promotion and transfer, must be made solely on merit, experience and other work-related criteria.

All employees want and deserve a workplace where they feel respected, satisfied, and appreciated.  We respect cultural diversity and will not tolerate harassment or discrimination of any kind — especially involving race, color, religion, gender, sexual orientation, age, national origin, disability, veteran or marital status.

Providing an environment that supports honesty, integrity, respect, trust, responsibility and citizenship permits us the opportunity to achieve excellence in our workplace.  While everyone who works for the Company must contribute to the creation and maintenance of such an environment, our executives and management personnel assume special responsibility for fostering a work environment that is free from the fear of retribution and will bring out the best in all of us.  Supervisors must be careful in words and conduct to avoid placing, or seeming to place, pressure on subordinates that could cause them to deviate from acceptable ethical behavior.

4.	PROTECT YOURSELF, YOUR FELLOW EMPLOYEES, AND THE WORLD WE LIVE IN

We are committed to providing a drug-free, safe and healthy work environment, and to observing sound business practices.  Covered Persons are expected to report to work free from the influence of drugs and alcohol.  We will strive, at a minimum, to do no harm and where possible, to make the communities in which we work a better place to live.  Each of us is responsible for compliance with environmental, health and safety laws and regulations.

5.	KEEP ACCURATE AND COMPLETE RECORDS

We must maintain accurate and complete Company records.  The Company applies the highest ethical standards in its financial and non-financial reporting and follows the rules and regulations of the Securities and Exchange Commission’s (“SEC”) and other applicable rules regarding financial reporting.

Covered Persons may not manipulate financial accounts, records or reports or take any action or cause any person to take any action to influence, coerce, manipulate or mislead auditors for the purpose of rendering financial statements misleading.

All transactions must be approved and executed in accordance with internal control procedures established by the Company and must be recorded in such a manner as to permit the preparation of accurate financial statements for the Company.

Covered Persons may not knowingly alter, destroy, mutilate, conceal, cover up, falsify or make a false entry in any record, document or tangible object with the intent either to impair the object’s integrity or availability for use in an official proceeding or to obstruct, impede, direct or influence the investigation or proper administration of any matter within the jurisdiction of any department or agency of the United States or any bankruptcy case, or in relation to or contemplation of any such matter or case.

Covered Persons who prepare, maintain or have custody of the Company’s records and reports should endeavor to ensure that these documents are: (i) accurate and complete and clearly reflect the assets and transactions of the Company; (ii) safeguarded from loss or destruction; (iii) retained for specified periods of time in accordance with the Company’s document retention policy; and (iv) maintained in confidence.

Covered Persons involved in the Company's disclosure process, including the Chief Executive Officer and the Chief Financial Officer, are required to be familiar with and comply with the Company's internal reporting practices.  This includes the Company's disclosure controls and procedures and internal controls over financial reporting, to the extent relevant to his or her area of responsibility so that the Company’s public reports with the SEC comply in all material respects with the applicable federal securities laws and SEC rules.  In addition, such persons with supervisory authority regarding SEC filings should, to the extent appropriate within his or her area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Each Covered Person who is involved in the Company's disclosure process must:

•	Familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company;

•
Not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's independent auditors, governmental regulators and self-regulatory organizations; and

•	Properly review and critically analyze proposed disclosure for accuracy and completeness (or, where appropriate, delegate this task to others).

6.	OBEY THE LAW

We will conduct our business in accordance with all applicable laws, rules and regulations of the countries, states and cities where we do business.  Ignorance of the applicable laws, rules or regulations will not serve as a defense should such laws, rules or regulations be contravened.  Compliance with the law does not comprise our entire ethical responsibility.  Rather, it is a minimum, absolutely essential condition for performance of our duties.  In conducting business, we shall:

A.	STRICTLY ADHERE TO ALL ANTITRUST LAWS

Officer, directors and employees must strictly adhere to all antitrust laws.  These laws prohibit practices in restraint of trade such as price fixing and boycotting suppliers or customers.  They also bar pricing intended to run a competitor out of business; disparaging, misrepresenting, or harassing a competitor; stealing trade secrets; bribery; and kickbacks.

B.	STRICTLY COMPLY WITH ALL SECURITIES LAWS

In our role as a publicly owned company, we must always be alert to and comply with the securities laws and regulations of the United States.

1.	DO NOT ENGAGE IN SPECULATIVE OR INSIDER TRADING

Federal law and Company policy prohibits Covered Persons, directly or indirectly through their families or others, from purchasing or selling Company stock while in the possession of material, non-public information concerning the Company.  This same prohibition applies to trading in the stock of other publicly held companies on the basis of material, non-public information.  To avoid even the appearance of impropriety, Company policy also prohibits Covered Persons from trading options on the open market in Company stock under any circumstances.

 Material, non-public information is any information that could reasonably be expected to affect the price of a stock.  If a Covered Person is considering buying or selling a stock because of inside information they possess, they should assume that such information is material.  It is also important for the Covered Person to keep in mind that if any trade they make becomes the subject of an investigation by the government, the trade will be viewed after-the-fact with the benefit of hindsight.  Consequently, Covered Persons should always carefully consider how their trades would look from this perspective.

 Two simple rules can help protect you in this area: (i) Do not use non-public information for personal gain; and (ii) Do not pass along such information to someone else who has no need to know.

 This guidance also applies to the securities of other companies for which you receive information in the course of your employment at the Company.

2.	BE TIMELY AND ACCURATE IN ALL PUBLIC REPORTS

As a public company, the Company must be fair and accurate in all reports filed with the SEC.  Officers, directors and management of the Company are responsible for ensuring that all reports are filed in a timely manner and that they fairly present the financial condition and operating results of the Company.

Securities laws are vigorously enforced.  Violations may result in severe penalties, including forced sales of parts of the business and significant fines against the Company.  There may also be sanctions against Covered Persons, including substantial fines and prison sentences.

The Chief Executive Officer and Chief Financial Officer will certify to the accuracy of reports filed with the SEC in accordance with the Sarbanes-Oxley Act of 2002.  Officers and directors who knowingly or willingly make false certifications may be subject to criminal penalties or sanctions including fines and imprisonment.

7.	AVOID CONFLICTS OF INTEREST

Covered Persons have an obligation to give their complete loyalty to the best interests of the Company.  They should avoid any action that may involve, or may appear to involve, a conflict of interest with the Company.  A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company.  Covered Persons should not have any financial or other business relationships with suppliers, customers or competitors that might impair, or even appear to impair, the independence of any judgment they may need to make on behalf of the Company.

HERE ARE SOME WAYS A CONFLICT OF INTEREST COULD ARISE:

•	Employment by a competitor, or potential competitor, regardless of the nature of the employment, while employed by the Company;

•	Acceptance of gifts, payment, or services from those seeking to do business with the Company;

•	Placement of business with a firm owned or controlled by a Covered Person or his/her family;

•	Ownership of, or substantial interest in, a company that is a competitor, client or supplier;

•	Acting as a consultant to a customer, client or supplier; and

•	Seeking the services or advice of an accountant or attorney who has provided services to the Company.

Covered Persons must report in writing to an appropriate person in the Company (e.g., Chief Executive Officer or Chairman of Board) the existence or discovery of any circumstances, relating to such Covered Person or other Covered Persons, which constitute a conflict of interest or could create a potential conflict of interest, including any financial or other business relationships, transactions, arrangements or other interests or activities with the Company’s suppliers, customers, competitors or other persons that could create a potential conflict of interest.

If a potential conflict of interest would constitute a “related party transaction” that would be required to be disclosed pursuant to the Securities laws, the terms of the proposed transaction must be reported in writing to the Company’s Chief Executive Officer or Chairman of the Board who will refer, if necessary, the matter to the Board for approval.  Generally, a related party transaction is a transaction that exceeds $120,000 in amount between the Company, on the one hand, and a director or executive officer or entities related to a director or executive officer, on the other hand.  If a Covered Person has any questions as to whether a proposed transaction is a “related party transaction,” the Covered Person should contact the Chief Executive Officer or Chairman of the Board for clarification.

8.	CERTAIN INTERESTS

Each Covered Person must report in writing to the Company’s Chief Executive Officer any service as an officer, director, member, manager, partner or trustee of or any investment in a company that is a customer, supplier, contractor, competitor or any person or organization having dealings with the Company where the Company’s relationship with such organization is significant.  For the purposes of this Code, the term “investment” means any investment beneficially owned by the Covered Person, his or her family member, nominee, or other person through which the Covered Person derives an economic benefit; provided, however, the term “investment” shall not mean any beneficial ownership of up to five percent (5%) of the outstanding securities of a publicly-held company that is a customer, supplier, contractor, or competitor of the Company.

9.	CORPORATE OPPORTUNITY

Covered Persons should not (i) take for themselves personally opportunities that are discovered through the use of Company property, information or position; (ii) use Company property, information, or position for personal gain; or (iii) directly compete with the Company.  Covered Persons owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

10.	ACTING AS A SUPPLIER

A Covered Person may not enter into an agreement with the Company as a supplier of products and services to the Company unless he or she receives a prior written approval in accordance with this Code.  This policy extends to any prospective supplier that is controlled or actively influenced by a Covered Person.  Selection of a supplier, including a Covered Person, must be made in accordance with the Company’s procedures and policies.

11.	OUTSIDE ACTIVITIES

Officers and employees should avoid outside employment or activities that impair effective performance of their obligations to the Company, either because of excessive demands on their time or because the outside commitments constitute a drain away from the Company of their talents and creative energies.

Of course, reasonable participation in the activities of a trade association, professional, society or charitable institution on an uncompensated basis will not be deemed to violate the conflicts of interest provisions of this Code.

12.	COMPETE ETHICALLY AND FAIRLY FOR BUSINESS OPPORTUNITIES

The Company seeks to outperform its competitors fairly and honestly.  Collecting information on the Company’s competitors from legitimate sources to evaluate the relative merit of their products, services, and marketing methods is proper and often necessary.  However, there are limits to the ways information should be acquired.  Practices such as industrial espionage and stealing are obviously wrong.  But so is seeking confidential information from a new employee who recently worked for a competitor, or misrepresenting your identity in the hopes of getting confidential information from a competitor.  Any form of questionable intelligence gathering is strictly against this Code.

Covered Persons should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers and competitors.  No Covered person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice.

13.	AVOID ILLEGAL AND QUESTIONABLE GIFTS OR FAVORS

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers.  The sale and marketing of our products and services should always be free from even the perception that favorable treatment was sought, received, or given in exchange for the furnishing or receipt of business courtesies.  Covered Persons will neither give nor accept business courtesies that constitute, or could be reasonably perceived as constituting, unfair business inducements or that would violate law, regulation or policies of the Company, or could cause embarrassment to or reflect negatively on the Company’s reputation.  No gift or entertainment should ever be offered, given, provided or accepted by any Covered Person, his or her family members or agents unless it: (i) is not a cash gift, (ii) is consistent with customary business practices, (iii) is not excessive in value, (iv) cannot be construed as a bribe or payoff and (v) does not violate any laws or regulations.  Covered Persons may accept small gifts or favors that would be considered common business courtesies, however, no Covered Person should accept a gift or favor that might be intended to influence, or appears to influence, a business decision.  Covered Persons must report to his or her supervisor the receipt of any gifts or favors.

In general, Covered Persons should not solicit entertainment, but are allowed to accept entertainment if the following criteria are met:

(a)	it occurs infrequently;

(b)	it arises in the normal course of business and would be considered a common business courtesy;

(c)	it involves reasonable expenditures; and

(d)	it takes place in settings that are appropriate and fitting.

A Covered Person shall not accept travel, vacation arrangements or similar favors or gratuities.  Attending sports or theatrical events with and as a guest of a supplier or receiving sports or theatre tickets for personal use is acceptable and considered a normal business practice if kept within reasonable limits.

What is acceptable practice in the commercial business environment may be against the law or the policies of federal, state or local governments.  Therefore, no gifts or business entertainment of any kind may be given to any government employee except for items of nominal value (i.e., pens, coffee mugs, etc.).

In addition, the Foreign Corrupt Practices Act (“FCPA”) prohibits the Company or anyone acting on its behalf from making a payment or giving a gift to a non-U.S. government official for purposes of obtaining or retaining business.  The FCPA applies to the Company everywhere in the world where we do business and even applies to you a Covered Person that is not a U.S. citizen.

14.	MAINTAIN THE INTEGRITY OF CONSULTANTS, AGENTS, AND REPRESENTATIVES

Business integrity is a key standard for the selection and retention of those who represent the Company.  Agents, representatives and consultants must certify their willingness to comply with the Company’s policies and procedures and must never be retained to circumvent our values and principles.  Paying bribes or kickbacks, engaging in industrial espionage, obtaining the proprietary data of a third party without authority, or gaining inside information or influence are just a few examples of what could give us an unfair competitive advantage and could result in violations of law.

15.	PROTECT PROPRIETARY INFORMATION

The Company’s policy is that all information developed or shared as the result of business processes is proprietary to the Company and an important asset in the operation of the Company’s business, and the unauthorized use or disclosure of this information is prohibited.  Keep proprietary documents protected and secure.  In the course of normal business activities, suppliers, customers and competitors may sometimes divulge to you information that is proprietary to their business.  Respect these confidences.

All information about the Company, its business, stockholders, customers and suppliers should be considered confidential unless the information is already known to the public.  This includes, but is not limited to, confidential technology, proprietary information, trade secrets, business plans, documents, pricing and records.  Covered Persons should not, without prior written authorization from the appropriate authority, acquire, use, access, copy, remove, modify, alter or disclose to any third parties, any confidential information for any purpose other than to perform their job responsibilities or in furtherance of expressly stated Company-sponsored activities.

Similarly, all Covered Persons must respect the confidentiality of their former employer’s trade secrets.  As a result, Covered Persons should not divulge such information to any Company’s personnel or use the information while associated with the Company, unless explicit written permission by the former employer has been obtained.

Confidential information or materials in the possession of a Covered Person must be returned to the Company upon termination of employment or association with the Company.  Since the Company views the protection of its confidential information as highly critical to its business, unauthorized disclosure of such information by the Covered Persons will result in disciplinary action that may include termination of employment or prosecution under applicable law.

16.	OBTAIN AND USE COMPANY ASSETS WISELY

Personal use of Company property must always be in accordance with corporate policy.  Proper use of Company property, information resources, material, facilities and equipment is your responsibility.  Use and maintain these assets with the utmost care and respect, guarding against waste and abuse, and never borrow or remove Company property without management’s permission.  Any assets of the Company in the possession of a Covered Person must be returned to the Company upon the termination of such Covered Person’s employment or association with the Company.

Any discovery, improvement, or invention made or conceived by an officer or employee, either solely or jointly with others, during the time he or she is employed by the Company which pertains or relates to the products or business in which the Company is engaged shall be the exclusive property of the Company whether or not patentable or copyrightable.

17.	FOLLOW THE LAW AND USE COMMON SENSE IN POLITICAL CONTRIBUTIONS AND ACTIVITIES

The Company encourages its employees to become involved in civic affairs and to participate in the political process.  Employees must understand, however, that their involvement and participation must be on an individual basis, on their own time and at their own expense.  Contacts with governmental officials, whether direct or indirect, shall at all times be maintained as proper business relationships.  Federal law prohibits corporations from donating corporate funds, goods, or services, directly or indirectly, to candidates for federal offices — this includes employees’ work time.  Local and state laws also govern political contributions and activities as they apply to their respective jurisdictions.

18.	BOARD OF DIRECTORS

The Board is empowered to enforce this Code.  The Board will make a report at least once each year regarding the general effectiveness of the Company’s Code, the Company’s controls and reporting procedures and the Company’s business conduct.

19.	REPORTING AND COMPLIANCE WITH THE CODE’S STANDARDS

A.	REPORTING OF VIOLATIONS

Any Covered Person having knowledge of any actions prohibited by this Code must report such activity immediately to the Chairman of the Board.  Prohibited actions involving directors or executive officers should be reported to the Chairman of the Board.  Suspected violations or good faith concerns regarding accounting, internal accounting controls or auditing  matters should be reported to the Board.  Covered Persons are expected to cooperate in internal investigations of misconduct.

B.           PROHIBITION AGAINST RETALIATION

It is the Company’s policy not to allow retaliation against any Covered Person for reports of misconduct or suspected violation of this Code by another person made in good faith, for providing to a law enforcement officer any truthful information relating to the commission or possible commission of any offense, or for proving information on actions such Covered Person reasonably believes to be violations of securities laws, rules of the SEC, or other laws.

C.	ENFORCEMENT

The Company must ensure prompt and consistent action against violations of this Code and reporting of violators to the appropriate authorities.  All management personnel of the Company shall be responsible for the enforcement of this Code.  The management shall periodically review the rules and procedures contained herein with the Covered Persons to ensure that the Covered Persons understand and comply with this Code.

In some situations it is difficult to determine if a violation occurred.  In order to afford a fair process by which to determine violations of the Code, the Covered Persons should keep the following in mind:

(a)	make sure that the reporting person has all the facts available to him or her;

(b)	use judgment and common sense in determining whether an act seems unethical or improper;

(c)	discuss the situation with the supervisor or manager; and

(d)	if one is unsure of what to do in any situation, he or she should ask for guidance before acting.

D.	WAIVERS

Any waiver of this Code for any director, executive officer or senior financial officer of the Company may be granted only upon approval by the Board and must be disclosed according to the applicable securities laws and the rules of any national securities exchange on which the Company’s shares are listed.  A waiver of this Code for other officers or employees may be granted only by the Chief Executive Officer of the Company in writing.  For purpose of this Code, a “senior financial officer” means the Company’s principal financial officer, principal accounting officer, controller, and other persons performing similar functions.

E.	INTERPRETATION

All questions regarding the interpretation, scope, and application of the policies set forth in this Code should be referred to the Chairman of the Board.

F.	ACKNOWLEDGMENT

Each Covered Person will be required to sign an acknowledgment annually certifying that he or she has read, understands and agrees to abide by the policies set forth in this Code.

G.	DISCIPLINARY MEASURES

The Company shall consistently enforce the Code through appropriate means of discipline.  Violations of the Code shall be promptly reported to the Chairman of the Board.  Prohibited actions involving directors or executive officers should be reported to the Chairman of the Board.  Pursuant to procedures adopted by it, the Board  shall determine whether violations of the Code have occurred and, if so, shall determine the disciplinary measures to be taken against any employee or agent of the Company who has so violated the Code.

The disciplinary measures, which may be invoked at the discretion of the Board, include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, termination of employment and restitution.

Persons subject to disciplinary measures shall include, in addition to the violator, others involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect a violation, (ii) persons who if requested to divulge information withhold material information regarding a violation, and (iii) supervisors who approve or condone the violations or attempt to retaliate against employees or agents for reporting violations or violators.

CODE OF ETHICS AND BUSINESS CONDUCT

ACKNOWLEDGMENT

By signing below, I acknowledge and certify that I have received, read, and understand IX Energy Holdings, Inc.’s Code of Ethics and Business Conduct (the “Code”).

I acknowledge that my employment relationship with the Company is terminable at will, by the Company or me, at any time, for any reason, with or without cause.

I agree (i) to comply with the Code and conduct the business of the Company in keeping with the highest ethical standards and (ii) to comply with federal, state and local laws applicable to the Company’s businesses.  I understand that failure to comply with the Code will lead to disciplinary action by the Company, which may include termination of my employment and/or the reduction of compensation or demotion.

(Please Print)

Name

Business Unit/Location

Position Title

Signature

Date

Please sign and return entire document to the Corporate Secretary and keep a copy hereof for your own files.